Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2018	October 29, 2017

Assets

Current assets:
Cash and cash equivalents	$329,277	$308,021
Accounts receivable	120,515	105,320
Inventories	29,180	23,703
Other current assets	23,759	12,080

Total current assets	502,731	449,124

Property, plant and equipment, net	571,781	535,197
Intangible assets, net	12,368	17,122
Other assets	23,129	19,351

Total assets	$1,110,009	$1,020,794

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$57,453	$4,639
Accounts payable and accrued liabilities	133,623	77,137

Total current liabilities	191,076	81,776

Long-term debt	-	57,337
Other liabilities	14,364	16,386

Photronics, Inc. shareholders' equity	759,671	744,564
Noncontrolling interests	144,898	120,731
Total equity	904,569	865,295

Total liabilities and equity	$1,110,009	$1,020,794